SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 29, 2012

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2012, the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously approved the appointment of Douglas E. Neal as a director of the Company, effective as of April 2, 2012, to serve until the 2012 annual meeting of stockholders (the “2012 Annual Meeting”). Concurrent with the appointment of Mr. Neal and in accordance with Article III, Section 2 of the Company’s bylaws, the Board also approved a resolution increasing the size of the Board to six directors.

Mr. Neal, 52, is the founder of Neal Capital, which provides financial advisory services to real estate companies.  Prior to founding Neal Capital, Mr. Neal served as a Managing Director for the Real Estate Investment Banking Group at Bank of America Merrill Lynch and its predecessors from February 1998 to October 2011 and held various other positions with such predecessors from 1991 to 1998.  Prior to joining Bank of America Merrill Lynch, from 1983 to 1989, Mr. Neal developed a variety of commercial real estate properties, including apartments, condominiums, industrial buildings, retail buildings and a hotel.  Mr. Neal holds a B.S. in Civil Engineering from Cornell University and an M.B.A. from the Kenan-Flagler School at the University of North Carolina at Chapel Hill.  Mr. Neal has agreed to become a director (and a member of the audit committee) of Independence Mortgage Trust, Inc., a newly organized non-traded public REIT that will originate, acquire and manage a portfolio of commercial real estate loans, commercial mortgage-backed securities and other commercial real estate-related securities.

The Board has determined that Mr. Neal qualifies as independent in accordance with the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the Company’s Corporate Governance Guidelines.  There were no arrangements or understandings pursuant to which Mr. Neal was elected as a director, and there are no related party transactions between the Company and Mr. Neal reportable under Item 404(a) of Regulation S-K.

For his services as an independent director, Mr. Neal will receive the same fees and compensation as other independent directors for similar services.  A description of the fees and compensation paid to independent directors of the Company is set forth under the section entitled “Compensation of Directors” in the Company’s 2011 proxy statement filed on March 29, 2011, which section is incorporated by reference herein. As of the date of this Current Report on Form 8-K, the Company’s 2012 compensation structure for independent directors remains unchanged from the compensation structure for independent directors that was utilized in 2011.

Prior to the effective date of Mr. Neal’s appointment as a director, the Board was comprised of five directors. As previously disclosed in a Current Report on Form 8-K filed by the Company, James J. Fowler, the current Chairman of the Board, informed the Company on December 30, 2011 that, as part of the transitional consulting services to be provided to the Company by Harvest Capital Strategies LLC, he would agree to continue to serve as a director and Chairman of the Board until the earlier of (a) the 2012 Annual Meeting to be held in May 2012, (b) the appointment of his successor by the Board or (c) his determination that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances. As such, Mr. Fowler is not standing for re-election at the Annual Meeting, but has agreed continue to serve as the Chairman of the Board during this transitional period until his resignation becomes effective, which shall be no later than the 2012 Annual Meeting. The Board has indicated that it intends to decrease the size of the Board to five members upon the effective date of Mr. Fowler’s resignation, and as such, no vacancy will result on the Board in connection with Mr. Fowler’s departure. Upon Mr. Fowler’s resignation, the Board expects to appoint one of its independent directors as Chairman of the Board.

Item 7.01.	Regulation FD Disclosure.

On March 30, 2012, the Company issued a press release announcing Mr. Neal’s appointment to the Company’s Board. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits. The following exhibit is being furnished herewith:

99.1	Press Release dated March 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: March 30, 2012	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer